Exhibit 99.4

TRADING DATA

Item 5(c) of Amendment No. 2 to the Schedule 13D and Exhibit 99.3 to the Schedule 13D are incorporated herein by reference. Together with Item 5(c) of Amendment No. 2 to the Schedule 13D and Exhibit 99.3 to the Schedule 13D, the following table sets forth all transactions in the Common Stock of the Issuer effected in the last sixty days by the Sachem Head Funds. All such transactions were purchases or sales of shares of Common Stock effected in the open market, and the table excludes commissions paid in per share prices.

Name	Trade Date	Buy/Sell	No. of Shares/ Quantity	Unit Cost/ Proceeds	Security	Strike Price ($)	Expiration Date
Sachem Head LP	12/1/2021	Sell	1,984	31.4200	Common Stock*	N/A	N/A
Sachem Head Master LP	12/1/2021	Buy	1,984	31.4200	Common Stock*	N/A	N/A
SH Sagamore Master VIII Ltd.	11/30/2021	Buy	500,000	31.4570	Common Stock	N/A	N/A
SH Sagamore Master VIII Ltd.	12/1/2021	Buy	30,500	32.2730	Common Stock	N/A	N/A
SH Sagamore Master VIII Ltd.	12/1/2021	Buy	500,000	31.4530	Common Stock	N/A	N/A
SH Sagamore Master VIII Ltd.	12/2/2021	Buy	300,000	31.2810	Common Stock	N/A	N/A
SH Sagamore Master VIII Ltd.	12/3/2021	Buy	300,000	31.1300	Common Stock	N/A	N/A
SH Sagamore Master VIII Ltd.	12/6/2021	Buy	500,000	33.1560	Common Stock	N/A	N/A
SH Sagamore Master VIII Ltd.	12/7/2021	Buy	600,000	34.2170	Common Stock	N/A	N/A

* Trade represents a rebalancing transaction.